Exhibit 99.1

CONTACT:
Q.E.P. Co., Inc.
Richard A. Brooke
Senior Vice President and
Chief Financial Officer
561-994-5550
Q.E.P. CO., INC. REPORTS AMENDMENT OF ITS CREDIT FACILITY AND TERMINATION OF ITS FORBEARANCE AGREEMENT

BOCA RATON, FLORIDA—April 14, 2009—Q.E.P. CO., INC. (Nasdaq: QEPC) (the “Company”) today announced an amendment of its domestic revolving credit and Canadian mortgage facility with its lender Bank of America, N.A. and the commensurate termination of its Forbearance Agreement dated January 22, 2009.

The Company’s Chairman and Chief Executive Officer Lewis Gould stated “We are pleased to announce our new facility with Bank of America, who has been our lead bank for many years. Bank of America recognized our turnaround in operations during the last 60 days and worked closely with us to develop this new agreement.”

Mr. Gould continued, “This is the result of the dedication of our employees worldwide who have made tremendous efforts to increase our business, significantly reduce our expenses and substantially improve our working capital management.”

For further information, please refer to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission today.

Q.E.P. Co., Inc., founded in 1979, is a leading manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement and professional installer markets. Under brand names including Q.E.P., Roberts, Capitol, Vitrex and Elastiment the Company markets over 3,000 products used primarily for surface preparation and installation of ceramic tile, carpet, vinyl and wood flooring. The Company sells its products to large home improvement retail centers, as well as traditional distribution outlets in 50 states and around the world.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements represent the company’s expectations and beliefs concerning future events, based on information available to the company at the date of this press release. The forward-looking statements are made only as of the date of this release and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are our assumptions relating to unanticipated changes in economic circumstances, including global credit and currency markets, expected sales of our products, the ability to sustain improvements in productivity and cost reductions, the success of sales and marketing initiatives with our customers, the continued success of our manufacturing processes, and the potential for increases in the cost of raw materials and finished goods. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of our Annual Report on Form 10-K for the year ended February 29, 2008 and in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the period ended November 30, 2008, each as filed with the SEC, and in other reports already filed with the SEC.